Exhibit 4.3

EXHIBIT “B”

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

IMEDICOR, INC.

REPLACEMENT SECURED CONVERTIBLE PROMISSORY NOTE

US $1,395,452.05
Date: December 31, 2010

FOR VALUE RECEIVED, IMEDICOR, INC., a corporation duly organized and validly existing under the laws of the state of Nevada (the “Company”), promises to pay to SONORAN PACIFIC RESOURCES, LLP, an Arizona limited liability partnership (“Sonoran”), the registered holder of this secured convertible promissory note (“Note”) and its successors and assigns (the “Holder”), the principal sum of One Million Three Hundred Ninety-Five Thousand Four Hundred Fifty-Two Dollars and Five cents ($1,395,452.05) in accordance with the terms hereof, and interest on the principal amount outstanding in accordance with the terms hereof. Accrual of interest on the outstanding principal amount shall commence on the date hereof, i.e., the Replacement Date, and shall continue until payment in full of the outstanding principal amount has been paid, or until the entire outstanding principal amount of this Note has been converted into securities of the Company as described below.

This Note has been issued pursuant to that certain Modification Agreement dated December 31, 2010, between the Company and Sonoran and capitalized terms not defined herein shall have the meanings ascribed to them in such Modification Agreement.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by its acceptance of this Note, agrees:

1. Principal Repayment.  The outstanding principal amount of this Note shall be payable commencing the month following the month in which the Company begins to generate revenue. Payments will be equal to 10% of the Company’s gross revenue, less any partner / strategic alliance revenue share, and be paid by the 15th of each month for all cash receipts collected by the Company in the previous month. All such payments shall be applied first to unpaid interest due under section 2 below, if any, and then to principal. The “Maturity Date” of this Note shall be September 30, 2013 unless this Note has been converted at the election of the Holder, or fully paid prior to the Maturity Date by the Company. The Company may prepay all or any portion of this Note at any time.

2. Interest.  The Holder shall receive interest on the outstanding principal amount of this Note at the rate of eight percent (8%) per annum. Interest shall be due and payable on the last day of each calendar quarter beginning with the third calendar quarter of 2010. If any payment is not paid when due, the entire outstanding principal balance shall bear interest at a rate (the “Default Rate”) which shall be eighteen percent (18%) per annum instead of and not in addition to eight percent (8%) per annum, such interest being due from the due date of the delinquent payment until the date of receipt by Holder of the delinquent payment.  Interest shall be payable in cash, or at the option of the Company, in shares of the Company’s common stock with such shares valued at eighty-five percent (85%) of the average closing price for shares of the Company’s Common Stock for the ten (10) trading days immediately preceding the interest payment date. If for any trading day the trading market does not list a closing price, then the closing price shall be the average of the last bid and asked prices for such day.

3. Conversion.  The primary intent of the Company and the Holder is that this Note is to be repaid in cash, together with all accrued and unpaid interest thereon, by the Company or the outstanding principal amount of this Note, together with accrued and unpaid interest thereon, can be converted, in part or in whole, into shares of Common Stock based on the average closing price for shares of the Company’s Common Stock during the period of ten (10) consecutive trading days immediately preceding the date on which the Company receives from the Holder its written election of exercise of its conversion right. In the case of the exercise of the conversion right set forth herein the conversion privilege shall be deemed to have been exercised and the shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company of the notice of conversion.  The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Company written instructions to the contrary.  If the Company at any time shall, by reclassification or otherwise, change its Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal amount and accrued and unpaid interest thereon, shall thereafter be deemed to evidence the right to convert into the number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

4. Mechanics of Conversion.  Upon any conversion of all or any portion of the outstanding principal amount of this Note, (i) such principal amount converted shall be converted and such converted portion of this Note shall be fully paid and satisfied, and (ii) the Holder shall surrender and deliver the original Note, together with its written election of exercise of its conversion right including a statement as to the portion of this Note being converted, to the Company’s principal office or such other address which the Company shall designate.

5. Rights upon Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holder shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holder or holders of any equity security of the Company, an amount equal to the unpaid and unconverted principal amount of this Note and any accrued and unpaid interest.

6.  Security Interest.  The existing security interest previously granted to the Holder in connection with the Original Note in and to all of the Company’s property and assets continues without interruption or modification to secure the payment of all amounts owing under this Note.

7. Affirmative Covenants of the Company.  The Company hereby agrees that, so long as all or any portion of this Note remains outstanding and unpaid, the Company will:

(a) Corporate Existence and Qualification.  take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business.

(b) Books of Account.  keep its books of account in accordance with generally accepted accounting practices (“GAAP”).

(c) Insurance.  maintain insurance with responsible and reputable insurance companies or associations, as determined by the Company in its sole but reasonable discretion, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

(d) Preservation of Properties; Compliance with Law.  maintain and preserve all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with its certificate of incorporation and bylaws or other organizational or governing documents, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which either the Company or any of its property is subject.

(e) Taxes.  duly pay and discharge all taxes and other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

(f) Reservation of Shares.  have authorized, and reserved for issuance, a sufficient number of shares of Common Stock issuable upon conversion of this Note to provide for the issuance of all shares issuable upon the conversion of this Note. Prior to complete conversion of this Note, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the written consent of the Holder except for a reduction proportionate to a reverse stock split effected for a business purpose of the Company which shall not affect the requirements of this Section 7(f), which reverse stock split shall affect all shares of Common Stock equally.

(g) Use of Proceeds.  use the proceeds of this Note for working capital purposes.

(h) Financial Information.  Make all filings with the Securities and Exchange Commission required to be made pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended.

8. Negative Covenants of the Company.  The Company hereby agrees that, so long as all or any portion of this Note remains outstanding and unpaid, it will not, nor will it permit any of its subsidiaries, if any, without the consent of the Holder (as defined in the first paragraph of this Note), to:

(a) Indebtedness for Borrowed Money.  incur, or permit to exist, any new Indebtedness (as defined below) for borrowed money in excess of $500,000 during any fiscal year of the Company, except in the ordinary course of the Company’s business. For purposes of this Note, “Indebtedness” shall mean (a) all obligations of the Company for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Company for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company’s business, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all payment obligations of the Company with respect to interest rate or currency protection agreements, (f) all obligations of the Company as an account party under any letter of credit or in respect of any bankers’ acceptance, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not the Company is liable for repayment of any such obligation), except for obligations to secure Indebtedness incurred within the limitations of this Section 8(a), (h) all guarantees of the Company and (i) the redemption price of all redeemable preferred stock of the Company (other than the Preferred Stock owned by the Holder), but only to the extent that such stock is redeemable at the option of the holder thereof or requires sinking fund or similar payments at any time prior to the Maturity Date.  For purposes of this Note, the term “Person” shall mean any individual, firm, group, corporation, company, joint stock company, limited liability company, partnership, joint venture, trust, association, governmental authority, labor union or other organization, entity or enterprise.

(b) Mergers, Sale of Assets and Certain Other Transactions.  enter into any merger or sale of assets or other transaction that requires the Company to make any sinking fund or similar payment at any time prior to the Maturity Date, consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or technologies (other than sales of inventory and obsolescent equipment in the ordinary course of business); except: (i) if the Company is the surviving corporation and a change in control has not occurred, (ii) that any subsidiary of the Company may merge into or consolidate with any other subsidiary which is wholly-owned by the Company, and (iii) any subsidiary which is wholly-owned by the Company may merge with or consolidate into the Company provided that the Company is the surviving corporation.

(c) Loans.  lend or advance money, credit or property to (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, (ii) certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000, (iii) accounts receivable arising out of sales in the ordinary course of business, and (iv) loans to subsidiaries, if any.

(d) Dividends and Distributions. pay dividends or make any other distributions on shares of the capital stock of the Company except for dividends or distributions on any shares of preferred stock of the Company issued and outstanding and required by their terms.

(e) Liens. create, assume or permit to exist, any lien on any of its property or assets now owned or hereafter acquired except (i) liens in favor of the Holder, (ii) liens granted to secure Indebtedness incurred within the limitations of Section 8(a) hereof, (iii) liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business, (iv) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles, and (v) purchase money liens granted to secure the unpaid purchase price of any fixed assets purchased within the limitations of Section 8(h) hereof.

(f) Contingent Liabilities.  assume, endorse, be or become liable for or guarantee the obligations of any Person, contingently or otherwise, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business or guarantees of the Company made within the limitations of Section 8(a) hereof.

(g) Sales of Receivables; Sale - Leasebacks.  sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business, or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

(h) Capital Expenditures; Capitalized Leases.  expend in the aggregate for the Company and all its subsidiaries in excess of $100,000 in any fiscal year for Capital Expenditures (as defined below), including payments made on account of Capitalized Leases (as defined below). For purposes of this Note, the term “Capital Expenditures” shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interests which are required to be capitalized in accordance with generally accepted accounting principles. “Capitalized Lease” shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations. For purposes of this Note, the term “Capitalized Lease Obligations” shall mean as to any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

(i) Nature of Business.  materially alter the nature of the Company’s business or otherwise engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note.

(j) Stock of Subsidiaries.  sell or otherwise dispose of any subsidiary, if any, or permit a subsidiary, if any, to issue any additional shares of its capital stock except pro rata to its stockholders.

(k) ERISA:  (i) terminate any plan (“Plan”) of a type described in Section 402l(a) of the Employee Retirement Income Security Act of l974, as amended from time to time (“ERISA”) in respect of which the Company is an “employer” as defined in Section 3(5) of ERISA so as to result in any material liability to the Pension Benefit Guaranty Corporation (the "PBGC') established pursuant to Subtitle A of Title IV of ERISA, (ii) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Company to any material tax, penalty or other liability, (iii) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

(l) Accounting Changes.  make, or permit any subsidiary to make any change in its accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

(m) Transactions with Affiliates.  directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate (as defined below) except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party. For purposes of this Note, the term “Affiliate” as applied to any Person, shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by" and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

9. Events of Default.  This Note shall become immediately due and payable at the option of the Holder, without notice or demand, upon any one or more of the following events or occurrences (“Events of Default”):

(a) if any portion of this Note is not paid within five (5) days of when due;

(b) if any representation or warranty of the Company made in this Note, or in any certificate, report or other financial statement or other instrument or document delivered pursuant hereto, or any notice, certificate, demand or request delivered to the Holder pursuant to this Note or any other document proves to be false or misleading in any material respect as of the time when the same is made;

(c) if the Company consummates a transaction which would cause this Note or any exercise of any Holder’s rights under this Note (i) to constitute a nonexempt prohibited transaction under ERISA, (ii) to violate a state statute regulating governmental plans or (iii) otherwise to subject the Company to liability for violation of ERISA or such state statute;

(d) if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within one hundred twenty (120) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within one hundred twenty (120) days after the entry thereof;

(e) subject to the provisions of Section 8(e) hereof, if any taxes are not paid before delinquency;

(f) if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(g) if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within 60 days;

(h) if the Company defaults under any other mortgage or security agreement covering any part of its property;

(i) except for specific defaults set forth in this Section 9, if the Company defaults in the observance or performance of any other term, agreement or condition of this Note, and the Company fails to remedy such default within thirty (30) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said thirty (30) day period, if the Company fails, within said thirty (30) days, to commence all steps necessary to cure such default, and fails to complete such cure within ninety (90) days after the end of such thirty (30) day period; and

(j) if any of the following exist uncured for forty-five (45) days following written notice to the Company: (i) the failure of any representation or warranty made by the Company to be true and correct in all material respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

10. Holder Not Deemed a Stockholder.  No Holder, as such, of this Note shall be entitled (prior to conversion of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

11. Confidential Information.  The Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 11 by the Holder), (ii) is or has been independently developed or conceived by the Holder without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or as may be required by law, provided that the Holder takes reasonable steps to minimize the extent of any such required disclosure.

12. Waiver of Demand, Presentment, Etc.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, default and nonpayment, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and all rights of set-off, defenses, deduction or counterclaim with respect to any amount owing hereunder, and shall be directly and primarily liable for the payment of all amounts owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

13. Payment.  Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, located at 4385 north 75th street suite 201, Scottsdale, AZ 85251, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least ten (10) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment. Payment shall be credited first to late fees and costs, if any, then accrued interest then due and payable and the remainder applied to principal. The Holder shall keep a record of each payment of principal and interest with respect thereto.

14. Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto. Notwithstanding the foregoing, neither the Company nor the Holder may assign, pledge or otherwise transfer this Note without the prior written consent of the other, except Holder may assign its rights hereunder in whole of in part to the partners in Holder without the prior consent of the Company. Interest and principal are payable only to the registered Holder of this Note in the Company’s Note Register.

15. Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

16. Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by hand-delivery, facsimile transmission or e-mail, to the Company or Holder at the address,  facsimile number or e-mail address set forth herein or in the Modification Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given as set forth in the Modification Agreement.

17. Governing Law; Jurisdiction.  This Note, and all matters arising directly or indirectly here from, shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding the choice of law or conflicts of law principles thereof. Each of the parties hereto hereby (i) irrevocably consents and submits to the jurisdiction of the Arizona state courts having venue in Maricopa County, Arizona and of the United States District Court for the District of Arizona (and of the appropriate appellate courts therefrom) in connection with any suit, action or other proceeding arising out of or relating to this Note, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by the rules of such courts.

18. Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

19. Headings.  Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

20. Collection Costs.  In the event that the Holder shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Company shall further be liable to the Holder for all costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Holder in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Holder may take judgment for all such amounts in addition to all other sums due hereunder.

21. Prior Note.  This Note amends, restates and supersedes in its entirety the Original Note dated April 17, 2009 issued by the Company to Holder, provided that this Note does not effect a novation of any obligations under such Original Note (all of which obligations shall henceforth be evidenced by this Note).

22. Preference Payments.  The Company agrees that, to the extent the Company makes any payment to Holder in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (a “Preferential Payment”), then the indebtedness of the Company and any other party liable under this Note shall continue or shall be reinstated, as the case may be, and the obligation underlying such Preferential Payment shall be revived and continue in full force and effect as if no Preferential Payment had been made.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

IMEDICOR, INC.

By:  /s/ Fred Zolla
Name:         Fred Zolla
Title:           CEO